Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, Inc. Announces 2012 First Quarter Results
and Declares Quarterly Cash Dividend

New York, NY – April 26, 2012 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced revenues of $69.2 million and non-GAAP operating net income of $2.0 million, or $0.06 per diluted share, for the quarter ended March 31, 2012.  This compares with total revenues of $95.2 million and net income of $4.6 million, or $0.13 per diluted share, for the first quarter of 2011 and total revenues of $54.9 million and a non-GAAP operating net loss of $8.3 million, or negative $0.28 per diluted share, for the fourth quarter of 2011.  See “Non-GAAP Financial Measures” below for a reconciliation of our non-GAAP operating results to our GAAP results.  GAAP net income for the first quarter of 2012 was $0.5 million, or $0.01 per diluted share.  The GAAP net loss for the fourth quarter of 2011 was $16.3 million, or negative $0.55 per diluted share.

Tom Michaud, Chief Executive Officer and President said, “The return of more orderly markets in the first quarter helped improve our results when compared to the fourth quarter of last year, although the environment remains volatile.  We gained traction in our customer trading businesses and with our investment banking clients.  We also began to see some tangible results from our expense savings initiatives.”

Key points for the quarter include:

•
Commissions revenue increased $2.9 million, or 10.9%, to $29.2 million compared with $26.3 for the fourth quarter of 2011 on higher traded volume. Commissions revenue decreased $5.2 million, or 15.1%, compared with $34.4 million for the first quarter of 2011, reflecting lower trading volumes for financial services companies’ stocks in 2012 compared to 2011.

•
Investment banking revenue increased $13.2 million, or 95.6%, to $27.0 million compared with $13.8 million for the fourth quarter of 2011 primarily due to higher M&A and advisory revenue.   Investment banking revenue decreased $10.6 million, or 28.2%, compared with $37.6 million for the first quarter of 2011, primarily due to fewer equity capital market transactions, partially offset by higher M&A and advisory revenue.

•
Principal transactions revenue was $10.5 million compared with $12.0 million for the fourth quarter of 2011, a decrease of $1.5 million, or 12.7%.   Principal transactions revenue decreased $6.8 million, or 39.4% compared with $17.3 million for the first quarter of 2011, primarily due to lower fixed income revenue.

•
Non-GAAP operating total expenses (excludes restructuring charges) decreased $2.2 million, or 3.2%, for the first quarter of 2012 compared with the fourth quarter of 2011 primarily due to a decrease of $1.7 million, or 3.7%, in compensation and benefits expense.

•	As of March 31, 2012, preliminary stockholders’ equity, which was all tangible, amounted to $381 million and preliminary book value per share was $12.64.

Restructuring

Commencing in the third quarter of 2011, the Company undertook significant steps to reduce our workforce and certain other costs to better align our resources to the current business environment.  These efforts continued through the first quarter of 2012 with further headcount reductions including those related to our decision to exit the asset management business.  The workforce reductions were completed early in the first quarter of 2012 resulting in restructuring charges of $2.2 million (see “Non-GAAP Financial Measures” below).

Capital Management and Other Matters

The Company also announced today that its board of directors, in light of the Company’s continuing strong capital position, has declared a cash dividend with respect to the first quarter in an amount equal to $0.05 per share of its outstanding common stock.  The dividend is payable on June 15, 2012 to shareholders of record on June 1, 2012.

KBW expects to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission on or about May 10, 2012.

About KBW

KBW, Inc. operates in the U.S., Europe and Asia through its broker dealer subsidiaries, Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited and Keefe, Bruyette & Woods Asia Limited. Celebrating its 50th anniversary, KBW has established itself as a leading independent authority in the banking, insurance, brokerage, asset management, mortgage banking, real estate and specialty finance sectors. Founded in 1962, the firm maintains industry-leading positions in the areas of research, corporate finance, mergers and acquisitions as well as sales and trading in equities and debt securities of financial services companies.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our most recently filed annual report on Form 10-K, which is available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Revenues:
Investment banking	$27,029	$13,816	$37,648
Commissions	29,219	26,343	34,429
Principal transactions, net	10,506	12,028	17,340
Interest and dividend income	1,785	1,685	3,204
Other	702	1,033	2,562

Total revenues	69,241	54,905	95,183

Expenses:
Compensation and benefits	42,929	44,589	56,634
Occupancy and equipment	4,700	5,626	5,659
Communications and data processing	7,736	8,413	8,695
Brokerage and clearance	3,362	1,178	4,916
Business development	3,191	3,300	4,624
Professional services	1,842	2,811	3,702
Interest	192	168	309
Restructuring charges	2,244	13,169	-
Other	2,343	2,433	2,852
Total expenses	68,539	81,687	87,391
Income / (loss) before income taxes	702	(26,782)	7,792
Income tax expense / (benefit)	236	(10,452)	3,151
Net income / (loss)	$466	$(16,330)	$4,641

	`	`
Earnings per share:
Basic	$0.01	$(0.55)	$0.13
Diluted	$0.01	$(0.55)	$0.13

Dividends declared per share	$0.05	$0.05	$0.05

Weighted average number of common
shares outstanding:
Basic	30,211,667	29,878,629	33,122,382
Diluted	30,211,667	29,878,629	32,122,382

Non-GAAP Financial Measures

We have reported in this press release our total expenses, net income / (loss) and diluted earnings per share on a non-GAAP basis (“Non-GAAP Financial Measures”).  The Non-GAAP Financial Measures for the three months ended March 31, 2012 excluded restructuring charges related to the workforce reduction program.  The Non-GAAP Financial Measures for the three months ended December 31, 2011 excluded restructuring charges related to the workforce reduction program and contract termination costs for lease and other contract obligations recognized during the second half of 2011.

Our management utilized non-GAAP calculations in understanding and analyzing our financial results.  Specifically, our management believes that these Non-GAAP Financial Measures provided useful information by excluding the restructuring charges related to the workforce reduction program and lease and other contract obligations recognized during the second half of 2011, which may not be indicative of our core operating results and business outlook.  Our management believes that these Non-GAAP Financial Measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods.  Such periods did not and likely will not include the impact of significant restructuring charges. Our reference to these Non-GAAP Financial Measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.  These Non-GAAP Financial Measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these Non-GAAP Financial Measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results.  Therefore, management believes that our GAAP measures of total expenses, net income / (loss) and diluted earnings per share and the same respective Non-GAAP Financial Measures of our financial performance should be considered together.

The following provides details with respect to reconciling total expenses, net income / (loss) and diluted earnings per share on a GAAP basis for the three months ended March 31, 2012 and December 31, 2011 to the aforementioned captions on a non-GAAP basis.

	Three Months Ended March 31, 2012		Three Months Ended December 31, 2011		Three Months Ended March 31, 2011
	(dollars in thousands, except per share information)
	(unaudited)

Total expenses:
Total expenses - GAAP basis	$68,539		$81,687			$87,391
Adjustment to exclude restructuring charges	(2,244)	(a)	(13,169)	(b)		-
Non-GAAP operating total expenses (c)	$66,295		$68,518		$	N/A

Net income / (loss):
Net income / (loss) - GAAP basis	$466		$(16,330)			$4,641
Adjustment to exclude restructuring charges,
net of tax benefit	1,488	(a)	8,029	(b)		-
Non-GAAP operating net income / (loss) (c)	$1,954		$(8,301)		$	N/A

Diluted earnings per share:
Diluted earnings per share - GAAP basis	$0.01		$(0.55)			$0.13
Adjustment to exclude restructuring charges,
net of tax benefit	0.05	(a)	0.27	(b)		-
Non-GAAP operating diluted earnings per share (c)	$0.06		$(0.28)		$	N/A

(a)	The adjustment represents the exclusion of restructuring charges, which includes compensation expense related to the workforce reduction program.

(b)
The adjustment represents the exclusion of restructuring charges, which includes compensation expense related to the workforce reduction program, certain lease obligations for office space and contract termination costs from actions implemented during the second half of 2011 to reduce costs.

(c)	A non-GAAP financial measure that management believes provides the most meaningful comparison between historical, present and future periods.

Further information regarding these Non-GAAP Financial Measures is included in our annual report on Form 10-K, which, upon filing, is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Neil Shapiro, 212-754-5423

Source: KBW, Inc.